NEWS RELEASE

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FIRST POTOMAC REALTY TRUST REFINANCES BANK DEBT
- Extends Maturities and Expands Total Capacity -
BETHESDA, Md. — (January 4, 2010) — First Potomac Realty Trust (NYSE:FPO), a regional leader in the ownership, management and development of business parks and industrial properties, today announced that it has restructured its unsecured revolving credit facility and one of its bank term loans, extending the maturity on approximately $180 million of debt and increasing its total bank debt capacity by $10 million.
The company closed on a new $175 million unsecured revolving credit facility to replace its $125 million facility, which was scheduled to mature in April 2010. The new facility matures in January 2013 with an additional one-year extension option. The interest rate on the new facility increased from a range of LIBOR plus 80 to 130 basis points to a range of LIBOR plus 275 to 375 basis points, depending on the Company’s overall leverage. The Company expects the initial rate to be LIBOR plus 325 basis points. In addition, there will be a LIBOR floor of 1.0% for any amounts that had not previously been hedged.
Other terms and covenants in the new facility are substantially the same as the previous facility. Changes include an increase in the capitalization rate to be used for calculating the value of assets from 8.0% to 8.5%, an increase in total permitted indebtedness to 65% of gross asset value (reducing to 62.5% on December 31, 2010 and to 60% on December 31, 2011), and the introduction of a minimum EBITDA to total debt requirement of 10.0% (increasing to 10.5% on December 31, 2010 and to 11.0% on December 31, 2011).
The Company used a portion of the expanded capacity on the new credit facility to reduce the balance of the Company’s two term loans from $100 million to $60 million. The balance of Secured Term Loan I was reduced from $50 million to $40 million, and the balance on Secured Term Loan II was reduced from $50 million to $20 million. The interest rate on Secured Term Loan I is now LIBOR plus 250 basis points, increasing by 100 basis points each year beginning January 1, 2011, to a maximum of 550 basis points. In addition, Secured Term Loan I was divided into four $10 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011. The terms of Secured Term Loan II were not changed.
7600 Wisconsin Avenue, 11th Floor • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (301) 986-5554

As a result of these transactions, the Company expects to incur approximately $1 million in expenses during the fourth quarter that were not included in the Company’s prior earnings guidance.
Barry H. Bass, Chief Financial Officer of First Potomac stated, “We are pleased to have completed the closing of our new credit facility and the paydown and restructuring of our term loans. The execution of these transactions accomplishes two objectives for the Company, increasing our capacity and extending our maturities. These transactions address a significant portion of our 2011 debt maturities and dramatically reduce our maturity risk through 2013. Additionally, these transactions provide us greater financial flexibility and an improved balance sheet as we continue to pursue attractive opportunities in our core markets.”
KeyBank N.A. is serving as Administrative Agent of the new unsecured revolving credit facility. Other lenders include Wells Fargo N.A., PNC Bank, N.A., Wachovia Bank, N.A., Bank of Montreal and Chevy Chase Bank (a division of Capital One, N.A.).
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping business parks and industrial properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for approximately 20% of the Company’s revenue.